Exhibit 99.1

NEWS RELEASE

December 3, 2007

LOCAL INSIGHT MEDIA COMPLETES
ACQUISITION OF HAWAIIAN TELCOM’S DIRECTORIES BUSINESS

ENGLEWOOD, COLORADO / HONOLULU, HAWAII – December 3, 2007 – Local Insight Media, L.P. and Hawaiian Telcom, Inc. today announced that Local Insight Media has completed the previously announced acquisition of Hawaiian Telcom’s directories business, the largest publisher of print and Internet advertising directories in Hawaii.

In connection with this transaction, Local Insight Media has entered into a 50-year publishing agreement to serve as the exclusive, “official” publisher of print and online directories for Hawaiian Telcom, the leading telecommunications provider in Hawaii.  Under this agreement, Local Insight Media will publish both white and yellow pages print directories under the Hawaiian Telcom brand and offer online search services at www.HTYellowPages.com.

In 2007, Hawaiian Telcom produced 10 print directories for Oahu, Maui, Hawaii and Kauai and distributed over 1.8 million copies of these directories to Hawaii businesses and residences.  The company’s Internet-based local search site, www.HTYellowPages.com, extends the reach of advertisers’ content throughout Hawaii and beyond.

“We are pleased to close this transaction, and look forward to delivering high levels of service and value to local businesses throughout the islands,” said Scott Pomeroy, president and CEO of Local Insight Media.

With this acquisition, Local Insight Media will have five operating subsidiaries under management, including the incumbent directory companies in Hawaii, Cincinnati, Alaska, Puerto Rico and the Dominican Republic. “As our name suggests, Local Insight Media is absolutely committed to strong local operations,” said Pomeroy.  “That is certainly the case in Hawaii, which has a unique culture and business environment. We look forward to working with the local team to help small businesses reach their consumers in new ways.”

About Local Insight Media

Local Insight Media, L.P., the fifth largest directory publisher in the United States, is a leading provider of print directories and Internet-based local search services in the Greater Cincinnati area, Hawaii, Alaska and the Caribbean. Local Insight Media indirectly owns CBD Media LLC, the leading publisher of print and online directories in the Cincinnati-Hamilton metropolitan area; HYP Media LLC, the leading provider of print and online local search services in Hawaii; ACS Media LLC, the largest publisher of print and Internet advertising directories in Alaska; and Caribe Servicios de Información Dominicana, S.A., the leading publisher of yellow and white pages directories in the Dominican Republic.  In addition, Local Insight Media indirectly owns 60% of Axesa Servicios de Información, S. en C., the largest directory publisher in Puerto Rico. Local Insight Media, headquartered in Englewood, Colorado, provides strategic and management oversight for its operating subsidiaries.  For more information, please see www.localinsightmedia.com.

Local Insight Media is a portfolio company of Welsh, Carson, Anderson & Stowe (“WCAS”), which is one of the largest and most successful private equity investment firms in the United States. Since its founding in 1979, WCAS has organized 14 limited partnerships with total capital of over $16 billion.  In addition, Spectrum Equity Investors, the former owner of CBD Media, holds a significant minority stake in Local Insight Media. Spectrum is a private equity firm with over $4 billion of capital under management and specializes in information and business services investments.

About Hawaiian Telcom

Hawaiian Telcom is the state’s leading telecommunications provider, offering a wide spectrum of telecommunications products and services, which include local and long-distance service, High-Speed Internet and wireless services.  For more information, visit www.hawaiiantel.com.

Local Insight Media:

Media Contact:

Pat Nichols

(303) 867-1651

General Counsel:

John Fischer

(303) 867-1608

Hawaiian Telcom:

Media Contact:

Ronald Mizutani

(808) 546-3124

General Counsel:

Alan Oshima

(808) 546-1271

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